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                                                               Exhibit (a)(1)(C)

                              NOTICE OF WITHDRAWAL

     If you previously elected to accept Sequenom, Inc.'s Offer to Exchange, and you would like to change your election and reject the Offer, you must deliver this Notice to Theresa Lee of Sequenom, Inc. ("Sequenom") before 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, unless the Offer is extended. This Notice of Withdrawal may be delivered to Theresa Lee at Sequenom's corporate offices in San Diego, California by personal delivery, interoffice mail, or by facsimile at (858) 202-9031. If you have questions regarding the process for returning this Notice, please contact Theresa Lee at tlee@sequenom.com or at (858) 202-9024.

To Sequenom:

     I previously received a copy of the Offer to Exchange (dated November 1, 2001), the cover letter, the Summary Term Sheet and an Election Form. I properly submitted the Election Form, in which I elected to accept Sequenom's Offer to Exchange. I now wish to change that election, and reject Sequenom's Offer to Exchange. I understand that by submitting this Notice to Theresa Lee, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

     I understand that in order to reject the Offer, I must properly submit this Notice to Theresa Lee before 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, or if Sequenom extends the deadline to exchange options, before the extended expiration of the Offer.

     By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between Sequenom and me.

     By submitting this form, I hereby bind my successors, assigns and legal representatives.

     I do not accept the offer to exchange options.


_____________________________________      Date:_______________________________
         Optionee Signature


Name:________________________________      Email Address:______________________
         (Please print)